EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement is made as of the 28th day of January, 2010 by and between Occidental Petroleum Corporation, a Delaware corporation (hereinafter referred to as “Employer”), and Stephen I. Chazen (hereinafter referred to as “Employee”).

WITNESSETH

WHEREAS, Employee, since May 1, 1994, has served as an officer of Employer, most recently pursuant to an agreement between Employee and Employer dated as of October 9, 2008, which expired January 12, 2010 (the “Prior Agreement”); and

WHEREAS, the parties desire to continue the employment relationship.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein, Employer and Employee hereby agree to continue Employee’s employment upon the following terms and conditions:

1.           Duties.  Employee shall perform the duties of President and Chief Financial Officer or shall serve in such other capacity and with such other duties for Employer as the Chief Executive Officer of Employer may direct. In performing such duties, Employee will comply with Employer’s Code of Business Conduct and Corporate Policies, as the same may be amended from time to time.

2.           Term of Employment.  The term of employment shall be for a period of five (5) years, commencing as of the date hereof and ending midnight January 27, 2015, unless terminated prior thereto in accordance with the provisions of this Agreement, or unless extended by mutual agreement in accordance with Paragraph 8 hereof.

3.           Compensation.  For the services to be performed hereunder, Employee shall be compensated by Employer at the base pay rate of not less than seven hundred twenty thousand dollars ($720,000) per annum, payable semi-monthly.  The minimum salary hereunder shall be automatically adjusted to the level of any increase in annual compensation as the Employer may determine during the term of this Agreement. Salary increases may be paid, at the discretion of the Compensation Committee, in cash or common stock (or restricted stock units) of Employer, or a combination thereof.

4.           Participation in Benefit and Executive Programs.  Employee shall be eligible to participate in all benefit programs and under the same terms and conditions as are generally applicable to salaried employees and senior executives of Employer during the term of this Agreement.  Employee shall also be eligible to participate in (i) Employer’s 2005 Long-Term Incentive Plan and (ii) any other equity-based compensation plan maintained or created by Employer during the term of this Agreement (the “Long-Term Incentive Plans”), as long as Employer continues such plans during the term of this Agreement, and to receive awards or grants under such Plans at Employer’s sole discretion. Employee also shall be entitled to participate in Employer’s annual incentive plan for senior executives, as in effect from time to time.  Bonus awards shall be paid in accordance with the terms of such plan.  Employee shall be entitled to a total of six (6) weeks of paid vacation in each contract year and shall not be subject to the ceiling on vacation accruals contained in OPC Policy 06:45:80.

5.           Exclusivity of Services.  Employee agrees to devote his full-time, exclusive services to Employer hereunder, except for such time as Employee may require in connection with his personal investments.

6.           Termination.

(a)           Retirement with the Consent of Employer.  If Employee has satisfied the age and service requirements to be eligible for retiree medical benefits under the Occidental Petroleum Corporation Medical Care Plan in effect on the date of this Agreement, Employee may voluntarily retire, and such retirement shall be deemed to be retirement with the consent of Employer and not be deemed to be a breach of this Agreement, so long as Employer is provided at least ninety (90) days’ notice of any retirement.

Any performance-based long-term incentive award or portion of such an award that has vested based on the terms of the award at the time of Employee’s termination of employment pursuant to this Paragraph 6(a) shall be paid at the time and in the manner provided for under the terms of such award.  In addition, promptly in connection with Employee’s retirement, the Executive Compensation and Human Resources Committee of Employer’s Board of Directors, as the Administrator of Long-Term Incentive Plans, shall consider whether to approve cash payments to Employee with respect to the portion of such awards that has not vested based on the terms of the award at the time of Employee’s termination.  Payment with respect to such awards, if any, shall be equal in value to the amounts Employee would have received with respect to such awards, and shall be made at the time such awards would have been settled, had Employee remained employed by Employer.  If the Committee decides not to approve a cash payment with respect to the non-vested awards, the Committee shall promptly provide to the Employee, in writing, the reasons for its decision.  Any dispute over such payment will be resolved by arbitration as provided in Paragraph 13.

(b)           Cause.  Notwithstanding the term of this Agreement, Employer may discharge Employee and terminate this Agreement without severance or other pay upon thirty (30) days’ written notice or pay in lieu of such notice for material cause, including without limitation, (i) breach of any legal duty to Employer, or (ii) conduct constituting moral turpitude or conviction of a crime which may diminish Employee’s ability to effectively act on the Employer’s behalf or with or on behalf of others.  Employer shall give Employee notice of such cause and Employee shall have thirty (30) days to cure such breach.

(c)           Incapacity.  If, during the term of this Agreement, Employee is incapacitated from performing the essential functions of his job pursuant to this Agreement by reason of illness, injury, or disability, Employer may terminate this Agreement by at least one week’s written notice to Employee, but only in the event that such conditions shall aggregate not less than one-hundred eighty (180) days during any twelve (12) month period. If at the time notice is given, Employee has satisfied the age and service requirements to be eligible for retiree medical benefits under the Occidental Petroleum Corporation Medical Care Plan in effect on the date of this Agreement, then the Employee will be deemed to have retired with the consent of Employer.

(d)           Retirement at the Request of Employer.  Employer may at any time terminate the employment of Employee without cause or designate a termination for cause as a termination without cause, and in such event, if Employee has satisfied the age and service requirements to be eligible for retiree medical benefits under the Occidental Petroleum Corporation Medical Care Plan in effect on the date of this Agreement, the Employee will be deemed to have retired with the consent of the employer.  Employer shall, in lieu of continued employment, compensate Employee in an amount equal to two (2) times the sum of Employee’s highest annual base salary.  Such amount shall be payable in equal semi-monthly installments (less appropriate deductions for applicable taxes and the cost of any medical or dental coverage) over two (2) years, beginning with the first pay period following the date of Employee’s termination (the “Compensation Period”).

In the event Employee dies during the Compensation Period, any remaining installment payments due will be paid in a lump sum to Employee’s estate.  Such amount shall be paid as soon as administratively feasible and in no event later than 90 days following the date of Employee’s death.

In addition, Employee shall be entitled to the following:

(i)           During the Compensation Period, in addition to any right to additional or accelerated vesting under the terms of the applicable awards or Long-Term Incentive Plan, Employee shall continue to vest in all stock options, stock appreciation rights, restricted stock and restricted stock units (other than performance-based awards described in the following paragraph) previously granted to Employee under the Long-Term Incentive Plans, as if Employee had continued as a full-time employee of Employer.  Employee shall continue to be eligible to exercise all stock options and stock appreciation rights that are or become exercisable during the Compensation Period, provided that no such awards may be exercised after the earlier of (I) the latest date on which the award could have expired pursuant to its terms and (II) ten (10) years after its original grant date.

(ii)           Any performance-based long-term incentive award or portion of such an award previously granted to Employee under the Long-Term Incentive Plans that has vested at the time of Employee’s termination of employment pursuant to the terms of the award shall be paid at the time and in the manner provided for under the terms of such award.  In addition, Employee shall receive cash payments with respect to the non-vested portion of any such awards, based on Employer’s actual achievement with respect to the applicable performance-based vesting criteria.  Payments with respect to non-vested awards shall be equal in value to the amounts Employee would have received with respect to such awards had he not been requested to retire, and shall be made at the time such awards would have been settled, had Employee remained employed by Employer.

(iii)           During the Compensation Period, Employee shall be entitled to continued coverage (at Employer’s cost) under any general liability insurance policy maintained by Employer for the benefit of Employee at the time of Employee’s termination of employment on the same terms and conditions as are applicable to senior executives of Employer generally.

(iv)           During the Compensation Period, Employee and his spouse shall continue to be eligible to participate in Employer’s dental plan, as in effect from time to time, at the active participant rate, but on an after-tax basis.

(v)           Within 90 days following the end of each Payout Period (as defined below), Employee shall receive a lump sum payment equal to the aggregate employer-provided benefit Employee would have accrued during such Payout Period under the Occidental Petroleum Corporation Savings Plan (the “Savings Plan”), the Occidental Petroleum Corporation Retirement Plan and the Occidental Petroleum Corporation Supplemental Retirement Plan II (or any successor plan to any of the foregoing) assuming (I) Employee contributed the maximum elective contributions permissible under the Savings Plan and (II) a rate of compensation equal to the cash severance paid to Employee during such Payout Period pursuant to this Paragraph 6(d).  In addition, within 90 days following the end of each Payout Period, Employee shall receive a lump sum payment equal to the value (as determined in good faith by Employer) of continued participation during such Payout Period in any employee benefit plans in which Employee is participating at the time of his termination not otherwise described above in this Paragraph 6(d) (but only to the extent such plans continue to be available to salaried employees and senior executives during such Payout Period), which payment shall be in lieu of such continued participation.

For purposes of this Paragraph 6(d)(v), a “Payout Period” shall mean the portion of each calendar year beginning or ending within the Compensation Period that falls within the Compensation Period.  Each Payout Period shall end on December 31 of the calendar year, except that if the Compensation Period ends during a calendar year, the final Payout Period shall end on the last day of the Compensation Period.

(e)           No Other Benefits.  Except as expressly provided above or under the terms of any plan, program, arrangement or agreement covering Employee, following Employee’s termination of employment, Employee shall not be entitled to participate in any employee benefit plans or programs offered by Employer.

(f)           Termination of Employment.  For purposes of this Agreement, the date of Employee’s termination of employment or retirement shall be the date of Employee’s “separation from service” within the meaning of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) and Treas. Reg. § 1.409A-1(i) (or successor provisions) and, for purposes of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  For this purpose, Employee shall have a separation from service if he ceases to be an employee of Employer and all affiliates with whom Employer would be considered a single employer under Section 414(b) or 414(c) of the Code.  In addition, for this purpose, Employee shall have a separation from service if it is reasonably anticipated that no further services shall be performed by Employee, or that the level of services Employee shall perform shall permanently decrease to no more than 20 percent of the average level of services performed by Employee over the immediately preceding 36-month period.

7.           Confidential Information.  Employee agrees that he will not divulge to any person, nor use to the detriment of Employer or any of its affiliates or subsidiaries, nor use in any business or process of manufacture competitive with or similar to any business or process of manufacture of Employer or any of its affiliates or subsidiaries, at any time during employment by Employer or thereafter, any trade secrets or confidential information obtained during the course of his employment with Employer, without first obtaining the written permission of Employer.

Employee agrees that, at the time of leaving the employ of Employer, he will deliver to Employer, and not keep or deliver to anyone else, any and all credit cards, notes, notebooks, memoranda, documents and, in general, any and all material relating to Employer’s business, including copies therefor, whether in paper or electronic format.

8.           Modification.  This Agreement and the related indemnification agreement between Employee and Employer, together with the plans, programs, arrangements and agreements in which Employee currently participates or is eligible or becomes eligible to participate, as they may be amended from time to time in accordance with their terms, contains all the terms and conditions agreed upon by the parties hereto, and no other agreements, oral or otherwise, regarding the subject matter of this Agreement shall be deemed to exist or bind either of the parties hereto.  This Agreement cannot be modified except by a subsequent writing signed by both parties.

9.           Prior Agreement.  This Agreement supersedes and replaces any and all previous employment agreements between the parties.

10.           Severability.  If any provision of this Agreement is illegal and unenforceable in whole or in part, the remainder of this Agreement shall remain enforceable to the extent permitted by law.

11.           Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of California.  In the event that any ambiguity or questions of intent or interpretation arise, no presumption or binder of proof shall arise favoring or disfavoring the Employer by virtue of authorship of this Agreement and the terms and provisions of this Agreement shall be given their meaning under law.

12.           Assignment.  This Agreement shall be binding upon Employee, his heirs, executors and assigns and upon Employer, its successors and assigns.

13.           Arbitration.  In consideration for entering into this Agreement and for the position, compensation, benefits and other promises provided hereunder, the Employee and Employer agree to be bound by the arbitration provisions attached hereto as Attachment 1 and incorporated herein by this reference.

14.           Section 409A Compliance.

(a)           The intent of the parties is that payments and benefits under this Agreement comply with Section 409A and the regulations and guidance promulgated thereunder,

to the extent applicable, and, accordingly, to the maximum extent permitted, this Agreement shall be administered and interpreted to be in compliance therewith, to the extent applicable.

(b)           In the event Employee is a specified employee (within the meaning of Section 409A and Treas. Reg. § 1.409A-1(i) (or successor provisions) and as determined pursuant to any rules adopted for such purposes by Employer) as of the date of retirement or termination, then with regard to any reimbursement or payment or the provision of any benefit under this Agreement (including, without limitation, Paragraph 6) that is considered deferred compensation under Section 409A payable on account of a “separation from service” (as distinguished from, for instance, at a specified time or fixed schedule as described under Treas. Reg. § 1.409A-3(a)(4) and -3(i)) and that is not exempt from Section 409A as involuntary separation pay or a short-term deferral (or otherwise), such reimbursement, payment or benefit shall be paid or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Employee, and (ii) as soon as administratively feasible and in no event later than 90 days following the date of Employee’s death (the “Delay Period”) (unless, in the case of any benefit subject to the Delay Period, Employer and Employee agree that Employee shall be charged for receiving such benefit during the Delay Period, at a fair market value price, in which case Employee shall subsequently be reimbursed by Employer for such charge at the end of the Delay Period).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Paragraph 14(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)           With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits (including, without limitation, Paragraphs 4 and 6(e)), the provision of such payment or benefit shall comply with the requirements of Treas. Reg. § 1.409A-3(i)(1)(iv) (or any successor provision) for reimbursement and in-kind benefit plans, to the extent applicable.  For this purpose, (i) the amount of expenses eligible for reimbursement, or benefits provided, in one calendar year shall not affect the expenses eligible for reimbursement, or benefits to be provided, in any other calendar year, (ii) the reimbursement of any expense shall be made promptly, but in any event no later than the last day of the calendar year next following the calendar year in which the expense was incurred, and (iii) the right to any reimbursement or benefit shall not be subject to liquidation or exchange for any other benefit.

(d)           No amount that is subject to Section 409A shall be paid in 2010 under this Agreement that would not have been paid in 2010 under the Prior Agreement and Section 409A.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

OCCIDENTAL PETROLEUM CORPORATION

By:	/s/ RAY R. IRANI
Dr. Ray R. Irani
Chairman of the Board and Chief Executive Officer

EMPLOYEE:

/s/ STEPHEN I. CHAZEN
Stephen I. Chazen

ATTACHMENT 1

ARBITRATION PROVISIONS ("Provisions")
Incorporated by Reference into and Made a Part of the
Agreement, dated January 28, 2010 (the "Agreement"), between
Occidental Petroleum Corporation (the "Employer")
and Stephen I. Chazen (the "Employee")

In recognition of the fact that differences may arise between the Employer and the Employee arising out of or relating to certain aspects of the Employee's employment with the Employer or the termination of that employment, and in recognition of the fact that resolution of any differences in the courts is rarely timely or cost-effective for either party, the Employer and Employee have agreed to the incorporation of the Provisions into the Agreement in order to establish and gain the benefits of a speedy, impartial and cost-effective dispute resolution procedure. By so doing, the Employer and the Employee mutually agree to arbitrate Claims (as defined below) and each knowingly and voluntarily waive their rights before a jury. Each party's promise to resolve Claims (as defined below) by arbitration in accordance with these Provisions is consideration for the other party's like promise, in addition to any other consideration.

1.           Claims

1.1           Except as provided in paragraph 1.2 below, "Claims" (collectively called "Claim" or "Claims" in these Provisions) means all claims or controversies between the Employer and Employee or between the Employee and others arising out of, or relating to or concerning the Employee's employment with the Employer or termination thereof for which a state or federal court otherwise would be authorized to grant relief, including, but not limited to, claims based on any purported breach of contract, tort, state or federal statute or ordinance, common law, constitution or public policy, claims for wages or other compensation, or of discrimination, or violation of public policy of any type. Claims expressly include the Employee's Claims against the Employer, and any subsidiary and related or affiliated entity, successor or assign, and any of their officers, directors, employees, managers, representatives, attorneys or agents, and Claims against others arising out of, relating to or concerning the Employee's employment with the Employer or termination thereof.

1.2           These Provisions do not apply to or cover: claims for workers' compensation benefits, claims for unemployment compensation benefits, or claims for which the National Labor Relations Board has exclusive jurisdiction; claims by the Employer for injunctive and/or other equitable relief for intellectual property, unfair competition and/or the use and/or unauthorized disclosure of trade secrets or confidential information; and claims based upon an employee pension or benefit plan the terms of which contain an arbitration or other non judicial resolution procedure, in which case the provisions of such plan shall apply. Employee shall further retain the right to seek injunctive and/or other equitable relief expressly made available by a statute which forms the basis of a Claim which is subject to arbitration under these Provisions. Where one or more of the included Claims in a dispute are covered under these Provisions and one or more of the included Claims in the dispute are not covered under these

Provisions, such covered and non-covered claims shall be separated and shall be heard separately in the appropriate forum for each claim.

2.           Agreement to Arbitrate All Claims

2.1           Except for claims excluded from these Provisions by paragraph 1.2 above and as otherwise provided in paragraph 1.2 and 4.1, the Employer and the Employee hereby agree to the resolution by exclusive, final and binding arbitration of all Claims.

2.2           The parties further agree that any issue or dispute concerning the formation, applicability, interpretation, or enforceability of these Provisions, including any claim or contention that all or any part of these Provisions is void or voidable, shall be subject to arbitration as provided herein. The arbitrator, and not any federal, state or local court or agency, shall have authority to decide any such issue or dispute.

3.           Governing Law

3.1           Except as modified by these Provisions, the arbitration shall be conducted pursuant to the rules set forth in the California Arbitration Act, California Civil Code or Procedure Section 1281, et. seq.

3.2           The Arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of California, or federal law, or both, as applicable to the Claims asserted.

4.           Binding Effect

4.1           The arbitration Award (see Section 10, herein) shall be final and binding on the parties except that both parties shall have the right to appeal to the appropriate court any errors of law in the decision rendered by the Arbitrator.

4.2           The Award may be entered as a judgment in any court of competent jurisdiction and shall serve as a bar to any court action for any Claim or allegation which was, or could have been, raised in Arbitration.

4.3           For Claims covered by these Provisions, Arbitration is the exclusive remedy, except as provided by paragraph 1.2. The parties shall be precluded from bringing or raising in court or before any other forum any dispute which could have been brought or raised pursuant to Arbitration.

4.4           Nothing in these Provisions shall prevent a party from pursuing any legal right to bring an action to vacate or enforce an Award or to compel arbitration pursuant to applicable California law.

5.           Initiating Arbitration

To initiate the arbitration process, the aggrieved party must provide the other party or parties with: a written request to arbitrate any covered Claims which states the Claim or Claims for which arbitration is sought. The written request to arbitrate must be received within the limitations periods applicable under the law to such Claims.

6.           Selection of the Arbitrator

6.1           All Claims shall be decided by a single neutral decision-maker, called the "Arbitrator."

6.2           To be qualified to serve, the Arbitrator must be an attorney in good standing with at least seven years experience in employment law or a retired judge and be available to hear the matter within sixty (60) days of selection and on consecutive days.

6.3           Within fifteen calendar days after receipt of the written request to arbitrate, the parties will attempt to agree on the selection of a qualified Arbitrator pursuant to paragraph 6.2 above. If the parties fail to agree on the selection of an Arbitrator within that fifteen calendar day period, the Employer will designate an alternate dispute resolution service (by way of example, American Arbitration Association, National Arbitration Forum, Judicial Arbitration and Mediation Services/Endispute) which has the capacity of providing the parties with a list of potential qualified arbitrators. The parties shall request that designated alternate dispute resolution service to provide them with a list of nine persons who meet the requirements of paragraph 6.2 above. Each party shall rate the nine names by giving the most preferred arbitrator the number nine and using descending successive numbers to rate the remaining choices in descending order of that party's preference and returning the list to the alternate dispute resolution service for calculation. The arbitrator candidate with the highest combined rating will be the Arbitrator. The functions of the alternate dispute resolution service shall be strictly limited to providing the list of arbitrator candidates and tallying the respective parties' ratings of the candidates in accordance with this Section 6 and no rules of that service shall otherwise apply.

7.           Arbitration Procedures:

7.1           All parties may be represented by counsel throughout the arbitration process, including without limitation, at the arbitration hearing.

7.2           The Arbitrator shall afford each party a full and fair opportunity to present relevant and material proof, to call and cross-examine witnesses, and to present its argument.

7.3           The Arbitrator shall not be bound by any formal rules of evidence with the exception of applicable law regarding the attorney-client privilege and work product doctrine, and any applicable state or federal law regarding confidentiality of documents and other information (including, without limitation, pursuant to rights of privacy).

7.4           The Arbitrator shall decide the relevance of any evidence offered, and the Arbitrator's decision on any question of evidence or argument shall be final and binding.

7.5           The Arbitrator may receive and consider the evidence of witnesses by affidavit and shall give it such weight as the Arbitrator deems appropriate after consideration of any objection made to its admission.

7.6           Either party, at its expense, may arrange and pay for the cost of a court reporter to provide a stenographic record of the proceedings. The other party may obtain a copy of the recording by paying the reporter's normal fee for such copy. If both parties agree to utilize the services of a court reporter, the parties shall share the expense equally and shall be billed and responsible for payment individually.

7.7           Either party shall have the right to file an pre- or post-hearing brief. The time for filing such briefs shall be set by the Arbitrator.

7.8           The Arbitrator has authority to entertain a written or oral motion to dismiss and motion for summary judgment, dispositive of all or part of any Claim, to which the Arbitrator shall apply the standards governing such motions under the Federal Rules of Civil Procedure.

8.           Discovery

8.1           Discovery shall be governed by this paragraph 8, notwithstanding Code of Civil Procedure Section 1283.05 to the contrary.

8.2           Discovery shall be conducted in the most expeditious and cost-effective manner possible, and shall be limited to that which is relevant and for which the party seeking it has substantial, demonstrable need.

8.3           All parties shall be entitled to receive, reasonably prior to the hearing, copies of relevant documents which are requested in writing, clearly described and governed by paragraph 8.2 above, and sought with reasonable advance notice given the nature of the requests. Upon request, Employee shall also be entitled to a true copy of his or her personnel file kept in the ordinary course of business and pursuant to the Employer policy. Any other requests for documents shall be made by subpoena as provided for in Section 9 herein.

8.4           Except as mutually agreed by the parties, all parties shall be entitled to submit no more than twenty interrogatories (including subparts) and twenty requests for admission (including subparts), on each of the other parties, which are requested in writing, clearly described and governed by paragraph 8.2 above, and sought with reasonable advance notice given the nature of the requests.

8.5           Upon reasonable request and scheduling, each party shall be entitled to take three depositions in total of relevant parties, representative of the opposing party, or third parties, of up to two days duration each.

8.6           Physical and/or mental examinations may be conducted in accordance with the standards established by the Federal Rules of Civil Procedure.

8.7           At a mutually agreeable date, the parties will exchange lists of experts who will testify at the arbitration. Each party may depose the other party's experts and obtain documents they reviewed and relied upon and these depositions will not be charged against the party's limit of three depositions.

8.8           Any disputes relative to discovery or requests for discovery other than specifically provided for herein, shall be presented to the Arbitrator who shall make final and binding decisions in accordance with paragraphs 8.1 and 8.2 herein.

9.           Subpoenas

9.1           Subject to formal request and a determination of both need and relevance by the Arbitrator in accordance with paragraphs 8.1 and 8.2 above, each party may issue a subpoena for production of documents or persons (other than those provided for in Sections 8.3, 8.5 and 8.7) relevant to the procedure. The Arbitrator's decision regarding relevance and the need for subpoenas shall be final and binding.

9.2           The Arbitrator is empowered to subpoena witnesses or documents to the extent permitted in a judicial proceeding, upon his or her own initiative or at the request of a party.

9.3           The party requesting the production of any witness or proof shall bear the costs of such production.

10.           The Award

10.1           The Arbitrator shall render his or her decision and award (collectively the "Award") based solely on the evidence and authorities presented, the applicable policies of the Employer, any applicable written employment agreement, the applicable law argued by the parties, and these Provisions as interpreted by the Arbitrator.

10.2           The Award shall be made promptly by the Arbitrator, and unless otherwise agreed by the parties, not later than sixty (60) days from the closing of the hearing, or the date post-hearing briefs are filed, whichever is later.

10.3           The Award shall be in writing and signed and dated by the Arbitrator. The Award shall decide all issues submitted, shall contain express findings of fact and law (including findings on each issue of fact and law raised by a party), and provide the reasons supporting the decision including applicable law. The Arbitrator shall give signed and duplicate original copies of the Award to all parties at the same time.

11.           Damages and Relief

11.1           The Arbitrator shall have the same authority to award remedies and damages as provided to a judge and/or jury under applicable state or federal laws, where the aggrieved party has met his or her burden of proof

11.2           Both parties have a duty to mitigate their damages by all reasonable means. The Arbitrator shall take a party's failure to mitigate into account in granting relief in accordance with applicable state and federal law.

11.3           Arbitration of damages or other remedies may be conducted in a bifurcated proceeding.

12.           Fees and Expenses

12.1           All parties shall share equally the fees of the Arbitrator. Each party will deposit funds or post other appropriate security for its share of the Arbitrator's fee, in an amount and manner determined by the Arbitrator, at least ten (10) days before the first day of hearing. Additionally, each party shall pay for its own expenses associated with the arbitration process and attorneys' fees, if any. If any party prevails on a statutory claim which entitles the prevailing party to attorneys' fees, or if there is a written agreement providing for fees, the Arbitrator may award reasonable fees to the prevailing party in accordance with such statute or agreement.

12.2           The Arbitrator may additionally award either party its reasonable attorneys' fees and costs, including reasonable expenses associated with production of witnesses or proof, upon a finding that the other party (a) engaged in unreasonable delay, or (b) failed to comply with the Arbitrator's discovery order.

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